EXHIBIT 99.1

Contact:	Frank Guidone, CEO
(757) 766-4400
Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Record Net Sales and Strong Growth in Earnings from Continuing Operations for the Nine Months Ended December 31, 2006

Hampton, VA, February 7, 2007 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced record sales and continued strong growth in earnings for the three and nine months December 31, 2006. Unless otherwise stated, fiscal 2006 and 2007 results reflect continuing operations only.

The Company reported an increase in consolidated net sales of $18.8 million or 61% to $49.8 million for the three months ended December 31, 2006, and an increase of $60.0 million or 70% to $145.9 million for the nine months ended December 31, 2006, as compared to the same periods last year. Excluding net sales from acquisitions completed in fiscal 2006 or 2007 (“Recent Acquisitions”), net sales for the three and nine months ended December 31, 2006 increased 15% and 18.8%, respectively, as compared to the same period last year (defined as “organic growth”). For the three months ended December 31, 2006, the Company reported income from continuing operations of $3.3 million, or $0.23 per diluted share, as compared to $0.26 per diluted share for the same period last year. Included in the three months ended December 31, 2006 is $0.8 million in option expense under SFAS 123R, or $0.04 per diluted share after income tax.

Frank Guidone, Company CEO commented, “We were very satisfied with the results for the quarter, and were particularly pleased that gross margins stabilized and improved over the second quarter as projected. Offsetting the improvement in gross margin was higher operating expense, primarily due to the bonus accrual, as well as an increase in option expense, as compared to the second quarter. Adjusted EBITDA for the nine month period (defined as earnings before interest, option expense (SFAS 123R), income taxes, depreciation and amortization) increased approximately 60% to $25.1 million, consistent with the increase in sales over the same period. As a percent of sales, Adjusted EBITDA for the third quarter increased one-half point over the second to 17.7%.”

Guidone continued, “For the full fiscal year, we maintain our guidance of $197 to $199 million in net sales, which will be a record year for us. We are forecasting a strong fourth quarter, with sales growing approximately 3% to 5% sequentially over the third quarter. Our fourth quarter earnings forecast remains unchanged at $0.25 to $0.30 per share, and believe the acceleration of earnings growth as compared to sales growth we will enjoy in the fourth quarter will be indicative of what we can expect for fiscal 2008.”

Please refer to the notes and reconciliation regarding Non-GAAP financial measures contained in this release.

Income from continuing operations for the nine months ended December 31, 2006 increased $1.7 million or 23% to $9.1 million or $0.63 per diluted share from $7.4 million or $0.52 per diluted share for the prior year. Included in the results for the nine months ended December 31, 2006 as compared to the same period last year is an increase of $2.1 million associated with the amortization of acquired intangible assets, an increase of $2.0 million due to the adoption of SFAS 123R and an increase of $0.6 million associated with the provision under our management variable compensation plan.

Included in results from discontinued operations for the three months ended December 30, 2006 is a $2.2 million gain, or $0.15 per diluted share, associated with the settlement of the earn-out payment tied to the sale of the consumer division in December, 2005.

On February 7, 2007, Company filed its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2006. Please refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-Q filed for a more complete discussion of sales, margin and expenses.

The Company will host an investor conference call on Thursday, February 8th, 2007 at 11 am EDT to answer questions regarding the quarterly results reported in our Form 10-Q for fiscal quarter ended December 31, 2006. US dialers: (800) 762-7141; International dialers: (480) 248-5089. Interested parties may also listen via the Internet at: www.investorcalendar.com. The call will be available for replay for 30 days through AT&T by dialing (800) 475-6701 (US dialers); (320) 365-3844 (International dialers), and entering access code 862625, and on Investorcalendar.com.

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions.  The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this issue.

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts )	2006	2005	2006	2005
Net sales	$49,766	$31,006	$145,867	$85,854
Cost of goods sold	28,113	16,450	82,396	44,994
Gross profit	21,653	14,556	63,471	40,860
Total operating expenses	15,935	9,459	46,666	28,850
Operating income	5,718	5,097	16,805	12,010
Interest expense, net	1,518	541	4,749	1,499
Other expense (income)	(12)	125	436	130
Income from continuing operations before minority interest and income taxes	4,212	4,431	11,620	10,381
Minority interest, net of income taxes	230	-	460	-
Income tax expense from continuing operations	648	697	2,019	2,942
Income from continuing operations	$3,334	$3,734	$9,141	$7,439
Discontinued operations (Note 1):
Income (loss) from discontinued operations before income taxes	(5)	1,913	(37)	6,716
Income tax expense (benefit) from discontinued operations	(1)	348	(7)	1,574
Income (loss) from discontinued operations, before gain	(4)	1,565	(30)	5,142
Gain on disposition of discontinued operations (net of income tax)	2,156	9,113	2,156	9,113
Income from discontinued operations	2,152	10,678	2,126	14,255
Net income	$5,486	$14,412	$11,267	$21,694

Net income per common share - Basic
Income from continuing operations	$0.24	$0.27	$0.65	$0.54
Income from discontinued operations	-	0.11	-	0.38
Gain from disposition	0.15	0.67	0.15	0.67
Net income per common share - Basic	$0.39	$1.05	$0.80	$1.59

Net income per common share - Diluted
Income from continuing operations	$0.23	$0.26	$0.63	$0.52
Income (loss) from discontinued operations	-	0.11	-	0.36
Gain from disposition	0.15	0.64	0.15	0.64
Net income per common share - Diluted	$0.38	$1.01	$0.78	$1.52

Weighted average shares outstanding - Basic	14,177,323	13,682,326	14,119,553	13,662,200
Weighted average shares outstanding - Diluted	14,400,595	14,278,889	14,410,870	14,309,111

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	March 31,
(Dollars in thousands)	2006	2006

ASSETS

Current assets:
Cash and cash equivalents	$8,275	$9,166
Accounts receivable, trade, net of allowance for
doubtful accounts of $489 and $447, respectively	30,640	19,381
Inventories, net	36,833	25,099
Deferred income taxes, net	2,627	1,510
Prepaid expenses and other current assets	2,666	1,821
Other receivables	1,153	3,409
Other receivable due from joint venture partner	668	-
Current portion of promissory note receivable	2,978	1,900
Current assets of discontinued operations	-	1,111
Total current assets	85,840	63,397

Property and equipment, net	25,948	22,086
Goodwill	75,949	41,848
Acquired intangible assets, net	18,116	11,250
Deferred income taxes, net	8,773	10,785
Promissory note receivable, net of current portion	1,078	1,397
Other assets	1,921	1,542
Other assets of discontinued operations	-	119
Total Assets	$217,625	$152,424

MEASUREMENT SPECIALTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	March 31,
(Dollars in thousands)	2006	2006

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of promissory notes payable	$350	$1,000
Current portion of deferred acquisition payments	1,958	3,972
Short-term debt	181	3,777
Current portion of long-term debt	2,129	2,553
Accounts payable	15,104	11,337
Accrued expenses	3,650	2,190
Accrued compensation	5,636	3,116
Income taxes payable	2,259	789
Current portion of capital lease obligation	140	606
Other current liabilities	3,753	1,731
Current liabilities of discontinued operations	-	1,266
Total current liabilities	35,160	32,337

Revolver	44,210	-
Promissory notes payable, net of current portion	-	100
Long-term debt, net of current portion	18,782	16,794
Contingency consideration provision	-	3,517
Capital lease obligation, net of current portion	2,143	2,180
Other liabilities	559	1,999
Total liabilities	100,854	56,927

Minority Interest	1,546	-

Shareholders' equity:
Serial preferred stock; 221,756 shares authorized; none outstanding	-	-
Common stock, no par; 20,000,000 shares authorized; 14,249,980
and 13,970,033 shares issued and outstanding, respectively	-	-
Additional paid-in capital	71,092	66,371
Retained earnings	42,530	31,263
Accumulated other comprehensive loss	1,603	(2,137)
Total shareholders' equity	115,225	95,497
Total liabilities, minority interest and shareholders' equity	$217,625	$152,424

Reconciliation of Non-GAAP Financial Measures:

	Three months ended		Nine months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Adjusted EBITDA (earnings before
interest, taxes, depreciation,
amortization and option expense)

Income from Continuing Operations	$3,334	$3,734	$9,141	$7,439
Add Back:
Interest	1,518	541	4,749	1,499
Income Taxes	648	697	2,019	2,942
Depreciation and Amortization	2,516	1,348	7,207	3,858
Option Expense under SFAS 123R	782	-	1,985	-
Adjusted EBITDA	$8,798	$6,320	$25,101	$15,738
As % of Net Sales	17.7%	20.4%	17.2%	18.3%

Adjusted Operating Margin (Adjusted
Operating Income, before amortization
and option expense, as % of Net Sales)

Reported Net Sales	$49,766	$31,006	$145,867	$85,854
Less:
Sales from Recent Acquisitions	14,857	762	44,768	762
Organic Sales	34,909	30,244	101,099	85,092
Organic Growth Rate	15.4%		18.8%
Reported Operating Income	5,718	5,097	16,805	12,010
As % of Net Sales	11.5%	16.4%	11.5%	14.0%
Add Back:
Amortization of Acquired Intangibles	1,149	391	3,298	1,220
Option Expense under SFAS 123R	782	-	1,985	-
Adjusted Operating Income	$7,649	$5,488	$22,088	$13,230
Adjusted Operating Margin	15.4%	17.7%	15.1%	15.4%

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” promulgated under the Securities and Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We believe that certain of our financial measures which meet the definition of non-GAAP financial measures are important supplemental information to investors.

The financial information accompanying this press release includes the company’s earnings before interest, taxes, depreciation, amortization and option expense, or “Adjusted EBITDA.” This number is derived by adding interest, taxes, depreciation, amortization and option expense to the Company’s net income from continuing operations. The company believes that this information is important to investors because is provides a financial measure that is more representative of the cash flow of the company, excluding non-cash expenses and items such as taxes and interest, which vary greatly period to period. This release also includes operating margin before the expense of amortization and option expense, or “Adjusted Operating Margin.” The company believes that this measure is important to investors because it more accurately represents the leverage effect of fixed expenses given our rapid growth in sales.

These non-GAAP financial measures are used in addition to and in conjunction with the results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Non-GAAP financial measures provide an additional way of viewing aspects of our operation that, when viewed with our GAAP results and the accompanying reconciliation’s to the corresponding GAAP financial measures, provide an understanding of certain factors and trends relating to our business. The company strongly encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

******End of Press Release*****